Barbara L. Portwood
Leonard, Street and Deinard Professional Association
150 South Fifth Street, Ste 2300
Minneapolis, MN  55402
612-335-1594

April 23, 2001

Board of Directors
Allianz Life Insurance Company of North America
1750 Hennepin Avenue
Minneapolis, MN 55403-2195

Re:     Opinion and Consent of Counsel
        Allianz Life Variable Account A

Dear Sir or Madam:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of Post Effective Amendment No. 26 Registration Statement on Form S-6 for the Individual Single Premium Variable Life Insurance Policies to be issued by Allianz Life Insurance Company of North America and its separate account, Allianz Life Variable Account A File No. 33-15464.

We are of the following opinions:

1. Allianz Life Variable Account A is a unit investment trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the Act), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of premium payments made by a Policy Owner pursuant to a Policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Policy Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Policy.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.

We consent to the reference under the caption "Legal Opinions" contained in the Prospectus which forms a part of the Registration Statement.

Sincerely,

Leonard, Street and Deinard Professional Association

                            By: /s/ Barbara L. Portwood
                                  ------------------------
                                    Barbara L. Portwood